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Exhibit 23.3

Consent of Independent Certified Public Accountants

        We have issued our report dated September 4, 2012, with respect to the consolidated financial statements of High Sierra Energy GP, LLC and subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP
Denver, Colorado

December 24, 2014

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  Exhibit 23.3
Consent of Independent Certified Public Accountants